Exhibit No. 21

Madison Gas and Electric Company and Subsidiaries

SUBSIDIARIES OF THE REGISTRANT

As of December 31, 2001, the company owned 100% of the voting securities of the following subsidiaries (all Wisconsin corporations):

- MAGAEL, LLC - holds title to property acquired by the company for future utility plant expansion and nonutility property.

- Central Wisconsin Development Corporation - assists new and expanding businesses throughout central Wisconsin by participating in planning, financing, property acquisition, joint ventures and associated activities.

- MGE Energy, Inc. - Inactive

- Wisconsin Resources Corporation - Inactive

- North Central Technologies, Inc. - Inactive

- Mid America Technologies, Inc. - Inactive